Exhibit 10.2

DESCRIPTION OF ORAL LOAN AGREEMENT

BETWEEN GREENPRO, INC. AND Lertwattanarak Thanawat

During the period ended January 31, 2015, Greenpro, Inc. (the “Company”) received an aggregate of $650,000 (the “Loan”) from Ms. Chuchottaworn Srirat (the “Creditor”) as a loan to the Company. Ms. Srirat has an oral agreement with the Company regarding the terms of the Loan, which bears no interest rate and is payable upon demand of the Creditor.